UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2016
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PARKWAY ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	333-209052 (Commission File Number)	47-5486027 (I.R.S. Employer Identification No.)

101 Jacksonville Circle Floyd, Virginia (Address of principal executive offices)	24091 (Zip Code)

Registrant's telephone number, including area code: (540) 745-4191

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2016, the Board of Directors of Parkway Acquisition Corp. (the "Company") appointed Rodney H. Halsey as Chief Operations Officer of the Company, effective as of the closing date of the merger of Grayson Bankshares, Inc. and Cardinal Bankshares Corporation with and into the Company.

Mr. Halsey, age 47, has been with Grayson National Bank since 1992, when he began as Grayson National Bank's Loan Review Officer. From 1996 to 2001, Mr. Halsey served as Grayson National Bank's Assistant Vice President and Loan Officer. In 2002, Mr. Halsey was promoted to Vice President of Information Systems/Loan Officer, and in 2009, Mr. Halsey was promoted to Senior Vice President of Information Systems/Commercial Loan Officer. In 2011, Mr. Halsey was named the Chief Operating Officer of Grayson National Bank. He graduated from Appalachian State University with a degree in Business Administration.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 22, 2016, by written consent in lieu of a meeting, the sole shareholder of the Company elected the following individuals as directors of the Company, each to serve until the annual meeting of shareholders of the Company to be held in 2017 and until their respective successors are duly elected and qualified: Jacky K. Anderson, Dr. J. Howard Conduff, Jr., Bryan L. Edwards, J. Allan Funk, T. Mauyer Gallimore, Jack E. Guynn, Jr., Thomas M. Jackson, Jr., R. Devereux Jarratt, Theresa S. Lazo, Carl J. Richardson, Melissa G. Rotenberry, James W. Shortt, John Michael Turman and J. David Vaughan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKWAY ACQUISITION CORP.
(Registrant)

June 28, 2016	By:	/s/ Blake M. Edwards
Blake M. Edwards
Chief Financial Officer

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